Exhibit 1.1

Daimler AG

Articles of Incorporation

Convenience translation

The German text of the Articles of Incorporation is legally binding.

I.          General Provisions

Article 1 (§ 1) Name, Registered Office

The Company operating under the name of Daimler AG has its registered office in Stuttgart.

Article 2 (§ 2) Purpose

(1)           The general purpose for which the Company is organized is to engage, directly or indirectly, in the business of developing, producing and selling products and providing services, especially in the following lines of business:

•      land vehicles

•      watercraft, aircraft, spacecraft and other products in the fields of road transport, aerospace and marine technology,

•      engines and other propulsion systems,

•      electronic equipment, devices and systems,

•      communication and information technology,

•      financial services of all kinds, insurance brokerage, and

•      management and development of real property.

(2)           The Company may take all actions and measures which are incidental to the accomplishment of the Company’s purposes.

(3)           The Company may set up domestic and foreign branches, offices and subsidiaries and may acquire interests in other companies. The Company may acquire and dispose of other companies, may place them under joint management and conclude intercompany agreements with them, or may limit itself to the management of its interests in such companies. The Company may place all or part of its business operations into subsidiaries, joint ventures or associated companies.

(4)           The Company may not engage directly in any financial services transactions or banking transactions or transactions with real property which are subject to licensing requirements.

II.        Share Capital and Shares

Article 3 (§ 3) Share Capital

(1)           The share capital of the Company amounts to € 3,044,215,603.74. It is divided into 1,060,965,432 no-par-value registered shares.

(2)           The Board of Management is authorized with the consent of the Supervisory Board to increase the Company’s share capital in the period until April 7, 2014 by a total of €1,000,000,000.00, in one lump sum or by separate partial amounts at different times, by issuing new, registered no par value shares in exchange for cash and/or non-cash contributions (Approved Capital 2009). The new shares are generally to be offered to the shareholders for subscription (also in the way of indirect subscription pursuant to Section 186, Subsection 5, Sentence 1 of the German Stock Corporation Act (Aktiengesetz)).

The Board of Management is, however, authorized with the consent of the Supervisory Board to exclude shareholders’ subscription rights in the following cases:

•      to exclude residual or fractional amounts from the right of subscription;

•      in the case of capital increases in exchange for non-cash contributions, for the purpose of the (also indirect) acquisition of companies, parts of companies, participating interests in companies or other assets connected with an intended acquisition;

•      to the extent required in order to grant subscription rights to holders of warrants or holders of convertible bonds or holders of notes with conversion obligations previously issued or to be issued in the future by the Company or its subsidiaries to the extent to which such holders would be entitled upon exercise of their warrants or conversion rights or upon fulfillment of their conversion obligations;

•      in the case of capital increases in exchange for cash contributions, if the issue price of the new shares is not significantly lower than the stock market price and the shares issued with the exclusion of subscription rights pursuant to Section 186, Subsection 3, Sentence 4 of the German Stock Corporation Act (Aktiengesetz) do not exceed ten percent of the share capital — neither at the time when this authorization takes effect nor when it is exercised. This limit of ten percent of the Company’s share capital is to include shares (i) issued or sold during the period of this authorization with the exclusion of subscription rights under direct or indirect application of Section 186, Subsection 3, Sentence 4 of the German Stock Corporation Act (Aktiengesetz) or (ii) issued or to be issued to honor bonds with conversion and/or warrant rights if the bonds are issued with the exclusion of subscription rights after this authorization takes effect pursuant to Section 186, Subsection 3, Sentence 4 of the German Stock Corporation Act (Aktiengesetz).

The Board of Management is authorized with the consent of the Supervisory Board to stipulate the other details of the exercise of capital increases out of Approved Capital 2009.

(3)           The share capital of the Company may be conditionally increased by an amount not to exceed €300,000,000.00 (Conditional Capital I). The conditional capital increase shall be undertaken only to the extent that

a)                                                      the holders or creditors of conversion rights or option certificates attached to the convertible bonds and notes with warrants to be issued by Daimler AG or its majority-owned direct or indirect subsidiaries up to April 5, 2010 in accordance with the authorizing resolution of the Shareholders’ Meeting on April 6, 2005 actually exercise their conversion or option rights or

b)                                                     the holders or creditors of the convertible bonds to be issued by Daimler AG or its majority-owned direct or indirect subsidiaries up to April 5, 2010 in accordance with the authorizing resolution of the Shareholders’ Meeting on April 6, 2005 fulfill their conversion obligation.

The new shares shall participate in the profits of the Company as of the beginning of the financial year in which such shares are created through the exercising of conversion or option rights or through the fulfillment of conversion obligations.

(4)           The share capital of the Company shall be conditionally increased by an amount not to exceed €115,349,630.47 through the issuance of up to 40,201,479 no-par-value registered shares (residual Conditional Capital II). The conditional capital increase shall be undertaken only to the extent that the holders of option rights issued by Daimler AG in the period up to April 18, 2005 in conformity with the resolution passed at the Shareholders’ Meeting held on April 19, 2000 actually exercise their options and the Company does not grant any of its own shares in fulfillment of the options. The new shares shall participate in the profits of the Company as of the beginning of the financial year of their issuance.

Article 4 (§ 4) Share Certificates

(1)           The form and content of share certificates and of any dividend coupons or renewal coupons shall be determined by the Board of Management with the consent of the Supervisory Board. The same applies to bonds and interest coupons.

(2)           To the extent legally permissible and unless required under the rules of a stock exchange where the shares are listed, the shareholders have no claim to the securitization of their rights to share certificates and dividend coupons. The Company may issue share certificates, representing individual shares or multiple shares.

III.       The Board of Management

Article 5 (§ 5) Composition

The Board of Management shall be constituted of not fewer than two members. The Supervisory Board shall appoint the members of the Board of Management in accordance with the provisions of the German Stock Corporation Act (Aktiengesetz) and the German Codetermination Act (Mitbestimmungsgesetz) and shall determine their number.

Article 6 (§ 6) Representation of the Company

The Company may be represented by two members of the Board of Management or by one member of the Board of Management jointly with one holder of general commercial power of attorney (Prokura).

IV.       The Supervisory Board

Article 7 (§ 7) Tasks and Powers of the Supervisory Board

(1)           The Supervisory Board has all the tasks and rights as prescribed by applicable law, the Articles of Incorporation or by other means, in particular by its Rules of Procedure. In particular, it shall monitor and advise the Board of Management in its management activities.

(2)           The Board of Management shall regularly report to the Supervisory Board to the extent prescribed by law. Further reporting obligations may be stipulated in Rules of Procedure.

(3)           Amendments to the Articles of Incorporation which merely affect the wording may be approved by resolution of the Supervisory Board.

Article 8 (§ 8) Composition, Term of Office, Resignation

(1)           The composition of the Supervisory Board shall conform to statutory requirements. Each appointment of members of the Supervisory Board shall be for a period ending no later than the close of the Shareholders’ Meeting which ratifies the members’ actions for the fourth financial year following the commencement of the term of office, without taking into consideration the financial year in which the aforesaid term of office commences. The Shareholders’ Meeting may specify a shorter term of office for the members elected by the shareholders.

(2)           No more than two former members of the Board of Management of the Company elected by the Shareholders’ Meeting may be members of the Supervisory Board. Furthermore, the Shareholders’ Meeting shall not elect any persons to the Supervisory Board who at the time of election hold executive positions or advisory roles at major competitors of the Company or at major competitors of its subsidiaries, or, if they are also members of the Board of Management of a listed Company, hold more than four other Supervisory Board positions at listed companies outside the Group in addition to the Supervisory Board position for the Company.

(3)           Members of the Supervisory Board may resign from the Supervisory Board, also without an important reason, by submitting four weeks’ notice in writing to the Supervisory Board Chairman and the Board of Management. An amicable reduction of the period of notice is permissible.

Article 9 (§ 9) Chairman and Deputy Chairman of the Supervisory Board

(1)           The Supervisory Board shall elect a Chairman and a Deputy Chairman.

(2)           In the event of the retirement or resignation of the Chairman or Deputy Chairman, a successor shall be elected immediately.

(3)           The Chairman of the Supervisory Board, or in his absence his Deputy, shall preside as chairman of the Supervisory Board meetings and shall determine the order of items on the agenda and the manner of voting.

Article 10 (§ 10) Committees of the Supervisory Board

The Supervisory Board shall form a committee as defined in Section 27, Subsection 3 of the German Codetermination Act (Mitbestimmungsgesetz). In addition, the Supervisory Board may form further committees for particular tasks and powers. The committees shall perform their assigned tasks on behalf and in representation of the entire Supervisory Board insofar as this is legally permissible.

Article 11 (§ 11) Resolutions of the Supervisory Board

(1)           A quorum of the Supervisory Board shall be constituted when notice of a meeting has been issued to all members at their last known addresses and at least ten members of the Supervisory Board participate in passing a resolution. Members of the Supervisory Board who abstain from voting are counted when determining whether or not there is a quorum.

(2)           In justified exceptional cases, members of the Supervisory Board may, with the consent of the Chairman, participate in a meeting of the Supervisory Board or its committees via a telephone or video conference.

(3)           Members of the Supervisory Board who do not attend a meeting nor participate in the manner described in paragraph 2 may participate in a resolution of the Supervisory Board or its committees by submitting their vote in writing (also by fax) to the person chairing the meeting prior to the vote. This also applies to the additional casting vote of the Chairman.

(4)           If not all members of the Supervisory Board participate in a meeting of the Supervisory Board and the absent members of the Supervisory Board do not submit their votes as described in paragraph 3, the passing of the resolution shall be postponed if at least two members of the Supervisory Board participating in the meeting so request. In the event of postponement and if a special meeting of the Supervisory Board is not convened, the resolution shall be deferred to the next regular meeting. A repeated minority request for postponement is not permissible for the second proposed resolution.

If the Chairman of the Supervisory Board participates in a meeting or if one of the attending members is in possession of his vote submitted in the manner described in paragraph 3, the above sub-paragraph shall not apply if the number of shareholders’ representatives on the Supervisory Board participating in the meeting or participating in the passing of a resolution by submitting their votes in the manner described in paragraph 3 equals the number of employee representatives, or if an imbalance is offset by the abstention from voting of certain Supervisory Board members.

(5)           The Chairman, or in his absence the Deputy Chairman, may also arrange for voting on a resolution of the Supervisory Board to be carried out in writing, by fax or e-mail — or by a combination of these communication media — if no member of the Supervisory Board objects to this procedure within an appropriate period of time, to be determined by the Chairman. The Chairman shall determine the details of the procedure. This regulation also applies to resolutions of committees.

(6)           Resolutions shall be passed by a simple majority of votes cast unless other forms of majority are required by law. Abstentions shall not be counted in determining the outcome of the vote. In the event of an equality of votes, any member of the Supervisory Board may request that a second vote be conducted. The Chairman, or in his absence the Deputy Chairman, shall decide when the vote is to be repeated. If the second vote also results in an equality of votes, the Chairman of the Supervisory Board shall have an additional casting vote.

This regulation also applies to resolutions in committees, with the Chairman of the Supervisory Board and his Deputy being replaced by the Chairman of the Committee or his Deputy, unless otherwise required by applicable law.

Article 12 (§ 12) Duty of Confidentiality of Members of the Supervisory Board

(1)           The members of the Supervisory Board must maintain secrecy regarding confidential corporate information, especially Company or business secrets, which become known to the members of the Supervisory Board in their service; this obligation continues beyond the end of office as a member of the Supervisory Board. The members of the Supervisory Board are particularly obliged to maintain secrecy concerning confidential reports and confidential consultations. At the end of Supervisory Board membership, all confidential documents must be returned to the Chairman of the Supervisory Board.

(2)           If, contrary to paragraph 1, for a special reason a member of the Supervisory Board intends to communicate information to a third party, in particular concerning the content and events of Supervisory Board meetings and the content of Supervisory Board documents or resolutions, he must first inform the Chairman of the Supervisory Board in order to resolve any differences of opinion regarding the obligation to maintain secrecy.

(3)           The members of the Supervisory Board shall ensure that any employees they involve in Company matters also comply with the obligation to maintain secrecy.

Article 13 (§ 13) Remuneration of the Supervisory Board, Liability Insurance

(1)           The members of the Supervisory Board shall be reimbursed for their expenses (including the costs of any value-added tax incurred by them in the performance of their office) and receive fixed remuneration payable after the end of each financial year. The remuneration shall amount to €100,000.00 per annum for each individual member, three times this amount for the Chairman of the Supervisory Board, twice this amount for the Deputy Chairman of the Supervisory Board and the Chairman of the Audit Committee, 1.5 times this amount for chairmen of other Supervisory Board committees and for members of the Audit Committee, and 1.3 times this amount for members of the other Supervisory Board committees. If a member of the Supervisory Board exercises several of the aforementioned functions, he shall be remunerated solely according to the function with the highest remuneration. Membership of a committee is only remunerated for a financial year if the relevant committee has held at least one meeting in discharge of its duties during that period. The members of the Supervisory Board shall receive a fee of €1,100.00 for each meeting of the Supervisory Board and its committees that they attend as members.

If any members of the Supervisory Board step down from the Supervisory Board during a financial year, they shall receive remuneration proportionate to the time of office served. If a member of the Supervisory Board steps down from a function for which there is increased remuneration, the previous sentence applies in relation to the remuneration for the relevant function.

(2)           Members of the Supervisory Board shall be covered by insurance against pecuniary damage, taken out by and in the interest of the Company for executive bodies and certain senior executives, insofar as such insurance coverage exists. The insurance premiums shall be paid by the Company.

V.        Shareholders’ Meetings

Article 14 (§ 14) Convening of Shareholders’ Meetings

Shareholders’ Meetings shall be convened by the Board of Management or the Supervisory Board. They shall be held at the registered office of the Company or in a German city that has a stock exchange. Furthermore, Shareholders’ Meetings may be held in any city in Germany with more than 250,000 inhabitants.

Article 15 (§ 15) The Annual Meeting

The Shareholders’ Meeting that votes on the ratification of the actions of the Board of Management and the Supervisory Board, the allocation of unappropriated profit, the appointment of external auditors and, if required by law, the adoption of the financial statements and the approval of the consolidated financial statements (Annual Meeting) shall be held within the first eight months of each financial year.

Article 16 (§ 16) Requirements for Attendance and Exercise of Voting Rights

(1)           Those shareholders who are registered in the share register on the day of the Shareholders’ Meeting and who have notified the Company at the address stated for this purpose in the invitation no later than four calendar days before the Shareholders’ Meeting shall be entitled to attend the Shareholders’ Meeting and to exercise their voting rights. For calculating the period of notice, neither the day of receiving the notification nor the day of the Shareholders’ Meeting are to be counted.

(2)           A shareholder may exercise his voting right through a proxy nominated by him.

(3)           The Company shall elect a proxy to exercise the voting rights of the shareholders in accordance with their instructions. Power of attorney may be granted to the corporate proxy by letter, by fax or by using electronic media in a manner to be determined in detail by the Board of Management. The details, in particular regarding the form and terms for conferring and revoking power of attorney, shall be announced when the Shareholders’ Meeting is convened.

Article 17 (§ 17) Voting Rights

Each share shall represent one vote.

Article 18 (§ 18) Chairman of the Shareholders’ Meeting

(1)           The Chairman of the Supervisory Board shall preside as Chairman of the Shareholders’ Meeting. In his absence, the Meeting shall be chaired by a member of the Supervisory Board appointed by the Chairman or, failing such appointment, the member elected by the shareholders’ representatives on the Supervisory Board in accordance with Section 27, Subsection 3 of the German Codetermination Act (Mitbestimmungsgesetz). If none of the aforementioned is present or none agrees to chair the Meeting, the Chairman of the Meeting shall be elected by the Supervisory Board.

(2)           The Chairman shall preside over the proceedings and determine the order of items to be discussed and the manner of voting.

(3)           The Chairman may set an appropriate time limit with respect to the right of shareholders to speak and ask questions. In particular, at the start of or during the Shareholders’ Meeting, he is authorized to set an appropriate time limit for the duration of entire Shareholders’ Meeting, for discussion of individual agenda items and for individual comments or questions. Moreover, the Chairman may decide to end the debate if this is deemed necessary for the proper execution of the Meeting.

Article 19 (§ 19) Resolutions

(1)           Resolutions shall be passed at Shareholders’ Meetings by a simple majority of votes cast, unless otherwise required by the stipulations of the German Stock Corporation Act (Aktiengesetz). If the German Stock Corporation Act (Aktiengesetz) also requires that a resolution be passed by a majority of the share capital represented at the Meeting, a simple majority of the capital represented shall suffice, unless otherwise required by applicable law.

(2)           Individuals nominated for an office shall be elected on the basis of the highest number of yes votes actually cast.

Article 20 (§ 20) Provision of Information

Information for shareholders may also be provided by electronic means.

VI.       Financial Statements and Allocation of Unappropriated Profit

Article 21 (§ 21) Financial Year, Accounting

(1)           The financial year is the calendar year.

(2)           During the first three months of each financial year, the Board of Management shall prepare the financial statements and the management report as well as the consolidated financial statement and the group management report for the previous financial year and shall submit them to the Supervisory Board and to the external auditors without delay.

The proposal to be made by the Board of Management at the Shareholders’ Meeting on the allocation of unappropriated profit is to be submitted to the Supervisory Board with the financial statements and the management report.

Article 22 (§ 22) Interim Distribution of Unappropriated Profit

Following the end of each financial year, the Board of Management — with the consent of the Supervisory Board — may make an interim payment to the shareholders with respect to the foreseeable unappropriated profit if the preliminary financial statements for the previous financial year indicate a profit for the year. The interim payment may not exceed one half of the unappropriated profit for the year remaining after deducting the amounts which are required to be transferred to retained earnings in accordance with applicable law or the Articles of Incorporation. Furthermore, the interim payment shall not exceed one half of the previous year’s unappropriated profit.

Article 23 (§ 23) Shareholders’ Participation in Profits

(1)           The dividends paid to shareholders shall be proportional to their shares in the share capital of the Company. When new shares are issued, a different entitlement to profits may be specified.

(2)           The Shareholders’ Meeting may also, insofar as permitted by law, approve the distribution of non-cash dividends in addition to the distribution of cash dividends.

VII.     Announcements

Article 24 (§ 24) Announcements

Announcements by the Company shall be published in the electronic version of the German Federal Gazette (Elektronischer Bundesanzeiger).

VIII.    Expenses of Formation

Article 25 (§ 25) Expenses

Expenses and taxes incurred in connection with the formation of the Company and its registration in the Commercial Register (in particular notaries’ fees and court fees, costs of announcements, taxes, lawyers’ and tax consultants’ fees, assessors’ fees and bank charges) shall be borne by the Company up to an amount of € 5,112.92 in total.